UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):      June 20, 2005

US LEC CORP.

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-24061	56-2065535
(Commission File Number)	(IRS Employer Identification No.)

Morrocroft III, 6801 Morrison Boulevard,
Charlotte, North Carolina	28211
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 319-1000

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     ☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01: Entry into a Material Definitive Agreement.

The disclosure contained in Item 5.02 is incorporated herein by reference. In connection with the appointment of Mr. James Lyle Patrick as the company’s new Executive Vice President, Finance and Chief Financial Officer, on June 17, 2005, US LEC Corp. granted him options to purchase 300,000 shares of US LEC’s common stock under the US LEC Omnibus Stock Plan. The options have an exercise price of $2.34 per share, with vesting to occur in four equal annual installments on the first, second, third and fourth anniversaries of June 17, 2005. Mr. Patrick will be compensated in 2005 at an annual salary of $300,000, and he will be eligible for a bonus under the terms and conditions of the Corporation’s 2005 Performance Bonus Plan, which ties his performance bonus to achieving targeted financial goals.

Item 5.02: Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c) On June 20, 2005, US LEC Corp. announced that it has appointed Mr. James Lyle Patrick, age 52, as its new Executive Vice President, Finance and Chief Financial Officer, effective as of June 20, 2005.

     From August 2004 through March 2005, Mr. Patrick held the position of Vice President/Chief Financial Officer at MetroPCS, a Dallas-based wireless provider offering services in several major metropolitan areas throughout the United States. During 2003 and 2004, Mr. Patrick was active in civic affairs in Asheville, North Carolina. During 2001 and 2002, Mr. Patrick served as Vice President and Chief Financial Officer at Completel. From 1997 through 2001, Mr. Patrick served as Group Vice President and Chief Financial Officer, and as Executive Vice President—Telecom and Public Policy at McLeodUSA.

     A copy of the press release announcing the appointment of Mr. Patrick as the new Executive Vice President, Finance and Chief Financial Officer is attached hereto as Exhibit 99.1.

Item 9.01: Financial Statements and Exhibits.

     (c)      Exhibits.

               99.1      Press release of US LEC Corp. dated June 20, 2005

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

US LEC CORP.

	By:	/s/ Aaron D. Cowell, Jr.

Aaron D. Cowell, Jr. Chief Executive Officer and President

Dated: June 20, 2005

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press release of US LEC Corp. dated June 20, 2005

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